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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Service Corporation International

(Name of Registrant as Specified In Its Charter)

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Service Corporation International
Proxy Statement and 2006 Annual Meeting Notice
2006 Annual Meeting
Date: Thursday, May 11, 2006
Time: 10:00 a.m. Houston time
Place: Newmark Group Auditorium
American Funeral Service Training Center
415 Barren Springs Drive
Houston, Texas 77090

Service Corporation International
1929 Allen Parkway, P.O. Box 130548

Houston, Texas 77219-0548	April 17, 2006
Dear Shareholder,
As the owner of shares of Service Corporation International, please accept my invitation to attend the Company’s Annual Meeting of Shareholders. It is scheduled for Thursday, May 11, 2006, at 10:00 a.m. Houston time in the Newmark Group Auditorium of the American Funeral Service Training Center, 415 Barren Springs Drive, Houston, Texas. During the meeting, we will report on how our Company performed for its shareholders during 2005 and share with you our plans for the future. You will have an opportunity to ask questions, express your views, and meet members of SCI’s executive team and Board of Directors.
On behalf of the Board of Directors and our employees, I would like to express our appreciation for your continuing support. I look forward to greeting in person all shareholders who are able to join us at our Annual Meeting.
Sincerely,
R. L. Waltrip
Chairman of the Board

Service Corporation International
1929 Allen Parkway, P.O. Box 130548
Houston, Texas 77219-0548
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 11, 2006
To Our Shareholders:
The Annual Meeting of Shareholders of Service Corporation International (“SCI” or the “Company”) will be held in the Newmark Group Auditorium, American Funeral Service Training Center, 415 Barren Springs Drive, Houston, Texas at 10:00 a.m. Houston time on May 11, 2006 for the following purposes:

1.	To elect four nominees to the Board of Directors (the “Board”).

2.	To approve the appointment of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2006 fiscal year.

3.	To consider and act on a proposal to approve the Amended and Restated Director Fee Plan.

4.	To transact such other business that may properly come before the meeting.
Only shareholders of record at the close of business on March 21, 2006 are entitled to notice of and to vote at the Annual Meeting. A majority of the outstanding shares entitled to vote is required for a quorum.
It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience in order to ensure a quorum at the meeting. You can vote by signing, dating and returning the proxy card in the enclosed stamped envelope for which no additional postage is required if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.
By Order of the Board of Directors,
James M. Shelger
Senior Vice President, General Counsel and Secretary
Houston, Texas
April 17, 2006

Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548
PROXY STATEMENT
Proxy Voting: Questions & Answers
Q: Who is entitled to vote?
A: Shareholders of record who held common stock of SCI at the close of business on March 21, 2006 are entitled to vote at the 2006 Annual Meeting. As of the close of business on that date, there were outstanding 295,379,681 shares of SCI common stock, $1.00 par value (“Common Stock”).
Q: What are shareholders being asked to vote on?
A: Shareholders are being asked to vote on the following items at the 2006 Annual Meeting:

•	Election of four nominees to the Board of Directors.

•	Approval of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2006 fiscal year.

•	Approval of the Amended and Restated Director Fee Plan.
The Company will also transact such other business as may properly come before the meeting. The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the 2006 Annual Meeting is required for approval of each of the proposals.
Q: How do I vote my shares?
A: If you held Common Stock as a registered shareholder at the close of business on March 21, 2006, you can either vote by mail or in person at the Annual Meeting.
Q: What if I want to vote in person at the Annual Meeting?
A: The Notice of Meeting provides details of the date, time and place of the 2006 Annual Meeting, if you wish to vote in person.
Q: What if I’d rather vote by mail?
A: If you wish to vote by mail, simply sign and date the enclosed proxy and return it in the pre-stamped envelope provided. Each valid proxy received by the close of business on May 10, 2006 will be voted at the Annual Meeting by the persons named on the proxy card and in accordance with your instructions. If you complete and submit a proxy card without giving voting instructions, your shares will be voted as recommended by the Board of Directors.
Q: How does the Board of Directors recommend voting?
A: The Board of Directors recommends voting:

•	FOR each of the four nominees to the Board of Directors. Biographical information for each nominee is outlined in this Proxy Statement under “Election of Directors”.

•	FOR approval of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm (the “independent accountants”) for the 2006 fiscal year.

•	FOR approval of the Amended and Restated Director Fee Plan.

Although the Board of Directors does not contemplate that any nominee will be unable or unwilling to serve, if such a situation arises, the proxies that do not withhold authority to vote for directors will be voted for a substitute nominee(s) chosen by the Board.
Q: If I give my proxy, how will my stock be voted on other business brought up at the Annual Meeting?
A: By submitting your proxy card, you authorize the persons named on the proxy card to use their discretion in voting on any other matter properly brought before the Annual Meeting. At the date hereof, SCI does not know of any other business to be considered at the Annual Meeting.
Q: Why is it important to send in my proxy card so that it is received on or before May 10, 2006?
A: The Company cannot conduct business at the Annual Meeting unless a quorum is present. A quorum will only be present if a majority of the outstanding shares of SCI common stock as of March 21, 2006 is present at the meeting in person or by proxy. It is for this reason that we urge you to send in your completed proxy card(s) as soon as possible, so that your shares can be voted even if you cannot attend the meeting.
Q: Can I revoke my proxy once I have given it?
A: Yes. The enclosed proxy, even though executed and returned, may be revoked any time prior to the time that it is voted at the Annual Meeting by a later-dated proxy or by written notice of revocation filed with the Secretary, James M. Shelger. Alternatively, you can attend the Annual Meeting, revoke your proxy in person, and vote at the meeting itself.
Q: How will the votes be counted?
A: Each properly executed proxy received in time for the 2006 Annual Meeting will be voted as specified therein, or if a shareholder does not specify how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein (or for other nominees as provided above), for approval of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants and for approval of the Amended and Restated Director Fee Plan. Holders of SCI common stock are entitled to one vote per share on each matter considered at the Annual Meeting. In the election of directors, a shareholder has the right to vote the number of his or her shares for as many persons as there are to be elected as directors. Shareholders do not have the right to cumulate votes in the election of directors. Abstentions are counted towards the calculation of a quorum. An abstention has the same effect as a vote against a proposal, or in the case of the election of directors, as shares to which voting power has been withheld.
Q: What if my SCI shares are held through a bank or broker?
A: If your shares are held through a broker or bank, you will receive voting instructions from your bank or broker describing how to vote your stock. A “broker non-vote” refers to a proxy that votes on one matter, but indicates that the holder does not have the authority to vote on other matters. Broker non-votes will have the following effects at our Annual Meeting: for purposes of determining whether a quorum is present, a broker non-vote is deemed to be present at the meeting; for purposes of the election of directors and other matters to be voted on at the meeting, a broker non-vote will not be counted.
Q: How does a shareholder communicate with the Board of Directors, committees or individual directors?
A: Any shareholder may communicate with the Board of Directors, any committee of the Board, the non-management directors as a group or any director, by sending written communications addressed to the Board of Directors of Service Corporation International, a Board committee or such individual director or directors, c/o Corporate Secretary, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019. All communications will be compiled by the Secretary of the Company and submitted to the Board of Directors (or other addressee) at the next regular Board meeting.
Q: What is the Company’s Web address?
A: The SCI home page is www.sci-corp.com. At the website, the following information is available for viewing. This information is also available in print to any shareholder who requests it.

•	Bylaws of SCI

•	Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee

•	Corporate Governance Guidelines

•	Principles of Conduct and Ethics for the Board of Directors

•	Code of Conduct and Ethics for Officers and Employees
This Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy card are first being mailed to shareholders beginning on or about April 17, 2006.

ELECTION OF DIRECTORS
After the 2006 Annual Meeting, the Board of Directors will consist of eleven members and will be divided into three classes, each with a staggered term of three years. At this year’s Annual Meeting, shareholders will be asked to elect four directors to the Board. These directors will be elected for three-year terms expiring in 2009. Set forth below are profiles for each of the four candidates nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election by shareholders at this year’s Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE FOLLOWING NOMINEES.

R. L. Waltrip
Age: 75                   Director Since: 1962 Term Expires: 2009

Mr. Waltrip is the founder and Chairman of the Board of SCI. He has provided invaluable leadership to the Company for over 40 years. A licensed funeral director, Mr. Waltrip grew up in his family’s funeral business and assumed management of the firm in the 1950s. He began buying additional funeral homes in the 1960s and achieved significant cost efficiencies through the “cluster” strategy of sharing pooled resources among numerous locations. At the end of 2005, the network he began had grown to include more than 1,400 funeral service locations and cemeteries. Mr. Waltrip took SCI public in 1969. Mr. Waltrip holds a bachelor’s degree in business administration from the University of Houston.

SCI Common Shares Beneficially Owned(1): 8,655,315 (2)
Other Directorships Currently Held: None

Anthony L. Coelho
Age: 63                   Director Since: 1991 Term Expires: 2009

Mr. Coelho was a member of the U.S. House of Representatives from 1978 to 1989. After leaving Congress, he joined Wertheim Schroder & Company, an investment banking firm in New York and became President and CEO of Wertheim Schroder Financial Services. From October 1995 to September 1997, he served as Chairman and CEO of an education and training technology company that he established and subsequently sold. He served as general chairman of the presidential campaign of former Vice President Al Gore from April 1999 until June 2000. Since 1997, Mr. Coelho has worked independently as a business and political consultant. Mr. Coelho also served as Chairman of the President’s Committee on Employment of People with Disabilities from 1994 to 2001. He is currently serving as Chairman of the Board of the Epilepsy Foundation.

SCI Common Shares Beneficially Owned(1): 91,617
Other Directorships Currently Held: Cyberonics, Inc. and Warren Resources, Inc.

(1) Details are provided in the footnotes to the table of director and officer shareholdings listed under “Voting Securities and Principal Holders”.
(2) Includes 6,931,069 shares which may be acquired by Mr. R. L. Waltrip upon exercise of stock options exercisable within 60 days of March 21, 2006.

A.J. Foyt, Jr.
Age: 71                   Director Since: 1974 Term Expires: 2009

Mr. Foyt achieved prominence as a racing driver who was the first four-time winner of the Indianapolis 500. His racing career spanned four decades and three continents — North America, Europe and Australia. Since his retirement from racing in 1994, Mr. Foyt has engaged in a variety of commercial and entrepreneurial ventures. He is the President and owner of A. J. Foyt Enterprises, Inc. (assembly, exhibition and competition with high-speed engines and racing vehicles), and has owned and operated car dealerships that bear his name. He has also been involved in a number of commercial real estate investment and development projects, and has served as a director of a Texas bank.

SCI Common Shares Beneficially Owned(1): 129,628
Other Directorships Currently Held: None

Edward E. Williams
Age: 60                   Director Since: 1991 Term Expires: 2009

Dr. Williams holds the Henry Gardiner Symonds Chair (an endowed professorship) and is Director of the Entrepreneurship Program at the Jesse H. Jones Graduate School of Management at Rice University, where he teaches classes on entrepreneurship, value creation, venture capital investing, business valuations, leveraged buyouts and the acquisition of existing concerns. Dr. Williams has been named by Business Week as the Number Two Entrepreneurship Professor in the United States. Dr. Williams holds a PhD with specialization in Finance, Accounting and Economics. He has taught finance, accounting, economics and entrepreneurship at the graduate level, has written numerous articles in finance, accounting, economics and entrepreneurship journals, has taught courses in financial statement analysis and continues to do academic research in his areas of specialty. He is the author or co-author of over 40 articles and nine books on business planning, entrepreneurship, investment analysis, accounting and finance.

SCI Common Shares Beneficially Owned(1): 229,222
Other Directorships Currently Held: None

(1) Details are provided in the footnotes to the table of director and officer shareholdings listed under “Voting Securities and Principal Holders”.

The following are profiles of the other continuing directors currently serving on the Board of SCI:

Thomas L. Ryan
Age: 40                   Director Since: 2004 Term Expires: 2008

Mr. Ryan was elected Chief Executive Officer of Service Corporation International in February 2005 and has served as President of SCI since July 2002. Mr. Ryan joined the Company in 1996 and served in a variety of financial management roles until November 2000, when he was asked to serve as Chief Executive Officer of European Operations. In July 2002, Mr. Ryan was appointed Chief Operating Officer of SCI, a position he held until February 2005. Before joining SCI, Mr. Ryan was a certified public accountant with Coopers & Lybrand LLP for eight years. He holds a bachelor’s degree in business administration from the University of Texas at Austin. Mr. Ryan is a member of the Young Presidents’ Organization and serves on the Board of Trustees of the Texas Gulf Coast United Way.

SCI Common Shares Beneficially Owned(1): 936,521 (2)
Other Directorships Currently Held: None

Alan R. Buckwalter, III
Age: 59                   Director Since: 2003 Term Expires: 2007

Mr. Buckwalter retired in 2003 as Chairman of J.P. Morgan Chase Bank, South Region after a career of over 30 years in banking that involved management of corporate, commercial, capital markets, international, private banking and retail departments. He served as head of the Banking Division and Leveraged Finance Unit within the Banking and Corporate Finance Group of Chemical Bank and Chairman and CEO of Chase Bank of Texas. Mr. Buckwalter has attended executive management programs at Harvard Business School and the Stanford Executive Program at Stanford University. He is also an avid community volunteer, serving on the Boards of Texas Medical Center, the American Red Cross (Houston chapter), St. Luke’s Episcopal Health System and Baylor College of Medicine.

SCI Common Shares Beneficially Owned(1): 46,987
Other Directorships Currently Held: Plains Exploration and Production Company

(1) Details are provided in the footnotes to the table of director and officer shareholdings listed under “Voting Securities and Principal Holders”.
(2) Includes 639,833 shares which may be acquired by Mr. Ryan upon exercise of stock options exercisable within 60 days of March 21, 2006.

Malcolm Gillis
Age: 65                   Director Since: 2004 Term Expires: 2008

Malcolm Gillis, Ph.D., is a University Professor and former President of Rice University, a position he held from 1993 to June 2004. He is an internationally respected academician and widely published author in the field of economics with major experience in fiscal reform and environmental policy. Dr. Gillis has taught at Harvard and Duke Universities and has held named professorships at Duke and Rice Universities. He has served as a consultant to numerous U.S. agencies and foreign governments. Additionally, he has held memberships in many national and international committees, boards, and advisory councils. He holds Bachelor’s and Master’s degrees from the University of Florida and a Doctorate from the University of Illinois.

SCI Common Shares Beneficially Owned(1): 19,958
Other Directorships Currently Held: Electronic Data Systems Corp., Halliburton Co. and Introgen Therapeutics, Inc.

Victor L. Lund
Age: 58                   Director Since: 2000 Term Expires: 2007

From May 2002 to December 2004, Mr. Lund served as Chairman of the Board of Mariner Healthcare, Inc. From 1999 to 2002, he served as Vice Chairman of the Board of Albertsons, Inc. prior to which he had a 22-year career with American Stores Company in various positions, including Chairman of the Board and Chief Executive Officer, Chief Financial Officer and corporate controller. Prior to that time, Mr. Lund was a practicing audit CPA for five years, held a CPA license and received the highest score on the CPA exam in the State of Utah in the year that he was licensed. He also holds an MBA and a BA in Accounting.

SCI Common Shares Beneficially Owned(1): 71,111
Other Directorships Currently Held: Borders Group Inc., Del Monte Foods Company and NCR Corporation

John W. Mecom, Jr.
Age: 66                   Director Since: 1983 Term Expires: 2007

Mr. Mecom has been involved in the purchase, management and sale of business interests in a variety of industries. He has owned and managed over 500,000 acres of surface and mineral interests throughout the U.S. He has been involved in the purchase, renovation, management and sale of luxury hotels in the U.S., Peru and Mexico. He purchased the New Orleans Saints NFL team in 1967 and sold his interest in 1985. He is currently Chairman of the John W. Mecom Company, principal owner of John Gardiner’s Tennis Ranch and Chairman of the Board and principal owner of Rhino Pak (a contract blender and packer for the petroleum industry).

SCI Common Shares Beneficially Owned(1): 60,199
Other Directorships Currently Held: None

(1) Details are provided in the footnotes to the table of director and officer shareholdings listed under “Voting Securities and Principal Holders”.

Clifton H. Morris, Jr.
Age: 70                   Director Since: 1990 Term Expires: 2008

Mr. Morris has been Chairman of AmeriCredit Corp. (financing of automotive vehicles) since May 1988, previously having served as Chief Executive Officer and President of that company. Previously, he served as Chief Financial Officer of Cash America International, prior to which he owned his own public accounting firm. He is a certified public accountant with 43 years of certification, a Lifetime Member of the Texas Society of Certified Public Accountants and an Honorary Member of the American Institute of Certified Public Accountants. Mr. Morris was instrumental in the early formulation and initial public offerings of SCI, Cash America International and AmeriCredit Corp., all of which are now listed on the New York Stock Exchange. From 1966 to 1971, he served as a Vice President in treasury or financial positions at SCI, returning to serve on the Company’s Board of Directors in 1990. Mr. Morris was named 2001 Business Executive of the Year by the Fort Worth Business Hall of Fame. He is also an avid community volunteer, having served on the Community Foundation of North Texas, Fort Worth Chamber of Commerce and Fort Worth Country Day School.

SCI Common Shares Beneficially Owned(1): 104,227
Other Directorships Currently Held: AmeriCredit Corp.

W. Blair Waltrip
Age: 51                   Director Since: 1986 Term Expires: 2008

Mr. Waltrip held various positions with SCI from 1977 to 2000, including serving as vice president of corporate development, senior vice president of funeral operations, executive vice president of SCI’s real estate division, Chairman and CEO of Service Corporation International (Canada) Limited (a subsidiary taken public on The Toronto Stock Exchange) and Executive Vice President of SCI. Mr. Waltrip’s experience has provided him with knowledge of almost all aspects of the Company and its industry with specific expertise in North American funeral/cemetery operations and real estate management. Since leaving SCI in 2000, Mr. Waltrip has been an independent investor, primarily engaged in overseeing family and trust investments. Mr. Waltrip is the son of SCI’s founder, R. L. Waltrip.

SCI Common Shares Beneficially Owned(1): 2,536,202 (2)
Other Directorships Currently Held: Sanders Morris Harris Group Inc.

(1) Details are provided in the footnotes to the table of director and officer shareholdings listed under “Voting Securities and Principal Holders”.
(2) Includes 410,000 shares which may be acquired by Mr. W. Blair Waltrip upon exercise of stock options exercisable within 60 days of March 21, 2006.

Board Composition and Meetings
The Board of SCI is comprised of a majority of independent directors. The Audit, Compensation and Nominating and Corporate Governance Committees of the Board are all comprised entirely of directors who are independent within the meaning of Securities and Exchange Commission regulations and the listing standards of the New York Stock Exchange. The Board of Directors held six meetings in 2005. Each Board member attended at least 75% of the total number of meetings of the Board and Board committees on which he served. Although the Board does not have a policy on director attendance at annual meetings, eleven Board members attended the Company’s 2005 Annual Meeting of Shareholders.

Consideration of Director Nominees
The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary in writing with whatever supporting material the shareholder considers appropriate. To be considered, the written recommendation from a shareholder must be received by the Company’s Corporate Secretary at least 120 calendar days prior to the anniversary of the date of the Company’s Proxy Statement for the prior year’s Annual Meeting of Shareholders.
Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee will consider the available information concerning the nominee, including the Committee’s own knowledge of the prospective nominee, and may seek additional information or an interview. If the Committee determines that further consideration is warranted, the Committee will then evaluate the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including:

•	the prospective nominee’s integrity, character and accountability;

•	the prospective nominee’s ability to provide wise and thoughtful counsel on a broad range of issues;

•	the prospective nominee’s financial literacy and ability to read and understand financial statements and other indices of financial performance;

•	the prospective nominee’s ability to work effectively as part of a team with mature confidence;

•	the prospective nominee’s ability to provide counsel to management in developing creative solutions and in identifying innovative opportunities; and

•	the commitment of the prospective nominee to prepare for and attend meetings and to be accessible to management and other directors.
The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. After completing this process, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Director Independence
In August 2003, the Board adopted its Corporate Governance Guidelines. The Guidelines incorporate the director independence standards of the New York Stock Exchange. The portion of the Guidelines addressing director independence is as follows:

“3.1 Board Independence

The majority of the Board of Directors of SCI will be comprised of independent directors, meaning directors who have no material relationship with SCI (either directly or as a partner, shareholder, or officer of an organization that has a material relationship with SCI). In addition, the Audit, Compensation, and Nominating and Corporate Governance Committees of SCI will be comprised entirely of independent directors.

The Nominating and Corporate Governance Committee of SCI will review the independence of SCI’s directors on an ongoing basis to ensure that Board and Board committee composition is consistent with these principles and with the rules of the New York Stock Exchange and/or other applicable rules.”
Pursuant to the Guidelines, the Board undertook a review of director independence in February 2006. For this review, the Board considered the findings and recommendations of the Nominating and Corporate Governance Committee. The Board and the Committee considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Transactions” below.
As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the standards set forth in the Guidelines, with the exception of R. L. Waltrip, Thomas L. Ryan and W. Blair Waltrip. Messrs. R. L. Waltrip and Ryan are considered inside directors because of their employment as senior executives of the Company. Mr. W. Blair Waltrip is considered a non-independent director because he is the son of an executive officer, Mr. R. L. Waltrip.
Board Committees

Name of Committee
and Members	Functions of the Committee

Audit Committee Victor L. Lund (Chair) Alan R. Buckwalter, III Malcolm Gillis Edward E. Williams Meetings In 2005 Sixteen	• Assists the Board of Directors in fulfilling its oversight responsibilities to ensure the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent accountant’s qualifications, independence and performance and the performance of the Company’s internal audit function.

• Reviews the annual audited financial statements with SCI management and the independent accountants, including items noted under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any major issues regarding accounting principles and practices. This includes a review of analysis by management and by the independent accountants of any significant financial reporting issues and judgments made in the preparation of the financial statements, including the effect of alternative GAAP methods.

• Reviews SCI’s quarterly financial statements with management and the independent accountants prior to the release of quarterly earnings and the filing of quarterly reports with the SEC, including the results of the independent accountants’ reviews of the quarterly financial statements.

Board Committees (cont’d)

Name of Committee
and Members	Functions of the Committee

Audit Committee (Cont’d)	• Reviews with management and the independent accountants the effect of any major changes to SCI’s accounting principles and practices, as well as the impact of any regulatory and accounting initiatives on SCI’s financial statements.

• Oversees and reviews the performance and effectiveness of SCI’s internal audit function.

• Reviews the qualifications, independence and performance of the independent accountants annually and recommends the appointment or re-appointment of the independent accountants. The Audit Committee is directly responsible for the engagement, compensation and replacement, if appropriate, of the independent accountants.

• Meets regularly with the independent accountants without SCI management present. Reviews with the independent accountants any audit problems or difficulties and management’s responses to address these issues.

• Meets with SCI management at least quarterly to review any matters the Audit Committee believes should be discussed.

• Meets with SCI management and the independent accountants to review SCI’s significant financial risks and steps management has taken to monitor and control such exposures.

• Reviews with the Company’s legal counsel any legal matters that could have a significant impact on the Company’s financial statements.

• Reviews and discusses summary reports from SCI’s Careline, a toll-free number available to Company employees and customers to make anonymous reports of any complaints or issues regarding infringements of ethical or professional practice by any SCI employee regarding financial matters; discusses with SCI management actions taken in response to any significant issues arising from these summaries.

• In accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee also reviews reports relative to the effectiveness of SCI’s internal control over financial reporting, including obtaining and reviewing a report by the independent accountants regarding management’s assertions on the effectiveness of SCI’s internal control over financial reporting. The Audit Committee reviews any material issues raised by the most recent assessment of the effectiveness of SCI’s internal control over financial reporting or by any inquiry or investigation within the past five years, and any steps taken to deal with such issues.

Board Committees (cont’d)

Name of Committee
and Members	Functions of the Committee

Nominating and Corporate Governance Committee Clifton H. Morris, Jr. (Chair) Alan R. Buckwalter, III Victor L. Lund John W. Mecom, Jr. Edward E. Williams	• Oversees the composition of the Board of Directors of SCI and the Board committees, including the process for identifying and recruiting new candidates for the Board, developing a re-nomination review process for current Board members and considering nominees recommended by shareholders in accordance with the Company’s bylaws.

• Makes recommendations to the Board with respect to the nomination of candidates for Board membership and committee assignments for Board members, including the chairmanships of the Board committees.
Meetings In 2005
Four	• Provides leadership to the Board in the development of corporate governance principles and practices, including the development of Corporate Governance Guidelines and a Code of Business Conduct and Ethics.

• In conjunction with the full Board, oversees CEO succession planning and reviews succession plans for other SCI executives, including the development of both short-term (emergency) and long-term CEO succession plans, and leadership development planning. Monitors progress against these plans and reports to the full Board on this issue at least annually.

• Develops and leads the annual Board evaluation of the performance of the CEO and presents the results of this evaluation to the full Board for discussion and approval.

• With outside assistance, when needed, makes recommendations to the full Board with respect to compensation for Board members.

• Oversees the development of orientation programs for new Board members in conjunction with SCI’s Chairman.

• Oversees continuing education sessions for SCI directors. This includes monitoring various director education courses offered by universities and other institutions, making recommendations to the Board as to which of these might be most useful to attend, and developing other education initiatives that may be practical and useful to Board members, including development of a program for Board member visits to SCI sites and facilities.

• Oversees and implements the annual process for assessment of the performance of SCI’s Board as a whole and of the Nominating and Corporate Governance Committee, and coordinates the annual performance assessment of the Audit, Compensation and Investment Committees.

• Oversees and implements the individual peer review process for assessment of the performance of individual members of the Board.

• The Committee Chair presides at executive sessions of non-management directors held during every SCI Board meeting.

Board Committees (cont’d)

Name of Committee
and Members	Functions of the Committee

Investment Committee Edward E. Williams (Chair) Anthony L. Coelho S. Malcolm Gillis John W. Mecom, Jr. W. Blair Waltrip Meetings In 2005 Four	• Assists the Board of Directors in fulfilling its responsibility to oversee the management of the Company’s investment in securities and alternative investments. These include investments for the Company’s own account as well as the investment of trust funds held by independent trusts (the “Trusts”). The Trusts consist of funds collected by SCI relating to preneed funeral sales, to preneed cemetery merchandise and services sales and to cemetery perpetual care collections, in accordance with applicable state laws. These funds are then deposited with a financial institution (“Trustee”) qualified to do business within that state’s jurisdiction.

• Establishes guidelines and policies for the management of investments.

• Oversees the Trustees and whether the Trusts’ assets are prudently and effectively managed by the Trustees. The Investment Committee may replace a Trustee if it determines that the Trustee is not acting in the best interest of the Trust.

• Works in conjunction with the Investment Operating Committee of SCI, a committee comprised of senior SCI officers, which supports the Investment Committee by providing day-to-day oversight of the investments. The Investment Committee’s policies are implemented through the Investment Operating Committee of SCI.

• Appoints an investment consultant who reports directly to the Investment Operating Committee of SCI and the Trustees. The investment consultant screens and monitors performance of the investment managers; and makes recommendations to the Investment Operating Committee and Trustees relative to the engagement of investment managers. The investment consultant reviews the investment portfolios with the Investment Committee at least once a quarter. The information is then forwarded to the Trustees for their review.

• By law, the Trustees are ultimately responsible for all investment decisions. However, the Investment Committee recommends investment policies and guidelines, and the Investment Operating Committee recommends mutual fund and investment manager changes to the Trustees based on the advice of the investment consultant.

• Oversees all of the Company’s outstanding preneed funeral insurance, including the review of insurance companies underwriting preneed insurance plans offered by the Company.

Board Committees (cont’d)

Name of Committee
and Members	Functions of the Committee

Compensation Committee Alan R. Buckwalter, III (Chair) Anthony L. Coelho Malcolm Gillis John W. Mecom, Jr. Meetings In 2005 Four	• Oversees the compensation program for SCI’s executive officers with a view to ensuring that such program attracts, motivates and retains executive personnel and relates directly to objectives of the Company and stockholders as well as the operating performance of the Company.

• Sets compensation for the CEO of SCI, and reviews and approves compensation for all other SCI executive officers, including base salaries, short and long-term incentive compensation plans and awards and certain benefits.

• Determines appropriate individual and Company performance measures, including goals and objectives, to be used in reviewing performance for the purposes of setting compensation for the CEO and other executive officers as well as appropriate peer group companies to review for comparative purposes with respect to compensation decisions.

• Presents recommendations to the Board with respect to any executive employment contracts for SCI’s officers, including the Chairman and the CEO.

• Retains, as appropriate, compensation consultants to assist the Committee in fulfilling its responsibilities. The consultants report directly to the Committee, which has sole authority to approve the terms of their engagement, including their fees.

• Determines and adjusts SCI stock ownership guidelines for officers, including the review at least annually of officer compliance with such guidelines.

Executive Committee Robert L. Waltrip (Chair) Alan R. Buckwalter, III Victor L. Lund Clifton H. Morris, Jr. Thomas L. Ryan	• Has authority to exercise many of the powers of the full Board between Board meetings.

• Is available to meet in circumstances where it is impractical to call a meeting of the full Board and there is urgency for Board discussion and decision-making on a specific issue.

Meetings In 2005 None

Director Compensation
In May 2003, the Board of Directors acted upon the recommendation of the Nominating and Corporate Governance Committee and eliminated the payment of director fees to employee directors. For 2005, directors who are not employees (outside directors) received the fees discussed below.

Annual Retainer
Under the Director Fee Plan, all outside directors receive an annual retainer of $70,000, which is paid either in Common Stock of SCI or, at each director’s option, deferred Common Stock equivalents. Common Stock is issued once a year on the date of the Annual Meeting of Shareholders, such that the amount of Common Stock or Common Stock equivalents issued on that day is equivalent to the cash value of the annual retainer. Accordingly, each outside director received 9,944 shares of Common Stock or deferred Common Stock equivalents in May 2005. If shareholders approve the Amended and Restated Director Fee Plan, a fixed amount of 10,000 shares of Common Stock or Common Stock equivalents will be issued on May 11, 2006 and in May of subsequent years under such plan.

Meeting Fees
In addition to the Annual Retainer, all outside directors receive $10,000 for each Board meeting attended and receive a further attendance fee for each Committee meeting attended as follows: Audit Committee Chair $6,000, each other committee chair $5,000, Audit Committee members $4,000, and each other committee member $3,000. Directors may elect to defer all or any of these fees.

Directors’ Retirement Plan
Effective January 1, 2001, the Non-Employee Directors’ Retirement Plan was amended such that only years of service prior to 2001 are considered for vesting purposes. Non-employee directors who served on the Board prior to that time and were participants in the plan are entitled to receive annual retirement benefits of $42,500 per year for ten years, subject to a vesting schedule, based on their years of Board service. Retirement benefits vest in 25% increments at the end of five, eight, eleven and fifteen years of credited service, except that the benefits vest completely in the event of death while the participant is still a member of the Board or in the event of a change of control of SCI (as defined in the plan).

Use of Company Aircraft
Each outside director is allowed to make personal use of two aircraft leased by the Company under cancelable capital leases for a maximum of 25 flight hours per year. The director must reimburse the Company for any such usage at an hourly rate pursuant to a time-sharing agreement governed by Federal Aviation Regulations. The Company also values such usage on the basis of the incremental cost to the Company of such use. For 2005, the incremental cost of personal use of Company aircraft, less the amounts reimbursed to the Company, amounted to: $26,167 for Mr. Buckwalter; $4,688 for Mr. Foyt; $23,470 for Dr. Gillis; $73,288 for Mr. Lund; $22,028 for Mr. Mecom; $13,923 for Mr. Morris; and $8,821 for Mr. W. Blair Waltrip.

PERFORMANCE GRAPH
The following graph presents the Company’s cumulative shareholder return over the period from December 31, 2000 to December 31, 2005. The Common Stock of the Company is compared to the S&P 500 Index and to a peer group selected by the Company (the “Peer Group”). The graph assumes $100 is invested on December 31, 2000 in the Common Stock of the Company, the S&P 500 Index and the Peer Group Index. Investment is weighted on the basis of market capitalization. Total return data assumes the reinvestment of dividends.
The data source for the following graph is Standard & Poor’s.
Comparison of Cumulative Shareholder Return
2000-2005
TOTAL SHAREHOLDER RETURNS

	12/31	12/31	12/31	12/31	12/31	12/31
	2000	2001	2002	2003	2004	2005

SCI	100.00	285.14	189.71	308.00	425.71	471.85
S&P 500 Index	100.00	88.11	68.64	88.33	97.94	102.75
Peer Group Index	100.00	125.90	105.44	136.66	140.00	132.73
The Peer Group is comprised of Alderwoods Group, Inc., Carriage Services Inc., Hillenbrand Industries, Inc., Matthews International Corp., Rock of Ages Corporation and Stewart Enterprises, Inc. Alderwoods Group, Inc. is included in the Peer Group beginning January 1, 2002, when it emerged from bankruptcy.

REPORT OF THE COMPENSATION COMMITTEE
Compensation Philosophy and Objectives
SCI’s compensation philosophy, and that of the Compensation Committee, is that all compensation programs should serve to:

•	align pay with performance; and

•	attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives.
Components of the compensation program for SCI executives include base salaries, annual performance-based incentives and long-term incentives, details of which are outlined below. In 2005, SCI’s executive compensation program focused on cash-based incentive awards linked to key performance measures and equity-based incentives linked to share price growth and implementation of strategic Company objectives.
Base Salaries
Base salaries of executive officers listed in the summary compensation table in this proxy statement (the “Named Executive Officers”) were increased in 2005 when an officer’s base salary was judged to need adjustment to move closer to market levels. The two Named Executive Officers who received such an adjustment were Messrs. Waring and Mack.

Comparison Group
Base salaries of SCI’s Named Executive Officers, as well as other officers, were reviewed by means of comparisons with published survey data representing companies of similar size to SCI (by revenues) across various industries (the “Comparison Group”). Regression analysis was used to derive compensation data from over 700 participating companies in the published survey. The Comparison Group used for compensation review purposes differs from the Peer Group used in the Performance Graph in this proxy statement. This is because the Peer Group companies all operate within SCI’s industry but are either much smaller than SCI or are conglomerates with varied business units, making direct comparisons for compensation purposes impractical. While there is some overlap between these groups, there has been no attempt to link them.

Findings
Based on this review, it was determined that the current salary levels of incumbent Named Executive Officers fall between the 50th and 75th percentile levels of salaries of the Comparison Group. As this level of pay is consistent with the Committee’s target base salary levels for compensation for all SCI executives, including the Named Executive Officers, we felt that there was no need to adjust current salary levels other than in instances where the executive’s base salary needed to be raised to approximate the 50th percentile of the Comparison Group.

Other Factors in Determining Salary Adjustments for Named Executive Officers
In determining salary increases for the Named Executive Officers, the Committee considers market salary data and annual salary increases for executives with comparable positions within the Comparison Group. In addition, we consider individual performance of the Named Executive Officers. These criteria are assessed in a non-formula fashion and are not weighted.
All of the Named Executive Officers have employment agreements with SCI (see “Executive Employment Agreements”). These agreements provide that the base salaries of the Named Executive Officers cannot be decreased, but give the Committee the sole discretion to determine any salary increases.

Annual Performance-Based Incentive Compensation

Philosophy
Annual incentive opportunities are linked to the achievement of key financial and operational objectives for SCI on a consolidated basis. The objective of this policy is to focus SCI’s executive officers on objectives that the Committee believes are primary determinants of share price over time.

Targets
Target award levels for 2005 were set at approximately the 50th percentile level of the Comparison Group for the Named Executive Officers as a group. As such, if SCI achieved performance against the key measures at target levels, executive officers would receive incentive awards at this level. Actual awards are proportionately decreased or increased on the basis of SCI’s performance relative to the targets, subject to maximum award amounts.

Performance Measures
For 2005, two performance measures were used for the top three Named Executive Officers: free cash flow and earnings per share, in each case as defined in the annual incentive plan. Each of these measures was weighted equally at target levels and assessed relative to SCI’s 2005 business plan. For operating officers, the performance measures used were operating profit (60% weighting) and free cash flow (20% weighting) and personal goals (20% weighting). Performance targets based on these measures were established by the Committee during the first quarter of 2005 for the performance period of January 1 through December 31, 2005.

Awards
For 2005, SCI performed below target for earnings per share and above target for free cash flow. Therefore, the actual bonuses shown in the summary compensation table were slightly above target for the top three Named Executive Officers. Very favorable results compared to established targets resulted in near maximum level awards, as provided under the plan provisions, for Messrs. Waring and Mack.
Long-Term Incentive Compensation
For 2005, the long-term incentive compensation program was delivered in three components to provide a greater balance and focus for the Named Executive Officers. The program consists of equal value delivered for long-term incentives in the form of stock options, restricted stock and performance units to ensure appropriate focus is given to (i) driving the Company’s stock price appreciation, (ii) managing the ongoing operations and strategy implementation and (iii) outperforming the total shareholder return of the Value Line’s Diversified Industry Classification, a measurement utilized in our performance units.
To more timely communicate to shareholders the most recent grants to the Named Executive Officers, we have included the February 2006 grants of stock options, restricted stock and performance units in the 2005 Summary Compensation Table, the Stock Options Granted table, the Aggregated Option Exercises in Last Fiscal Year and December 31, 2005 Option Values table and the Long-Term Incentive Plan: Performance Units table. The following charts represent the most recent grants in 2006 to Named Executive Officers, consistent with the balanced approach to long-term incentive awards as detailed above.

The actual awards for the total grants approximated the 50th percentile of the Comparison Group.

	2006 Grants for 2005 Performance

	Stock Options	Restricted Stock	Performance Units
Name	Grant (Shares)	Grant (Shares)	Grant (Units)

R. L. Waltrip	189,400	70,200	665,800
Thomas L. Ryan	260,400	96,500	915,500
Michael R. Webb	118,400	43,900	416,200
Sumner J. Waring, III	53,200	19,700	187,300
Stephen M. Mack	53,200	19,700	187,300

The options were granted at exercise prices equal to 100% of the fair market value of SCI Common Stock on the grant date. They vest at a rate of one-third per year and have an eight-year term. The restricted stock grants vest at a rate of one-third per year. Our performance unit plan provides for units that are payable in cash at the end of the three-year performance period beginning in the year granted. Each performance unit is valued at $1.00 and the actual payout may vary by a range of 0% up to 200% of the amounts shown in the tables.
Retention of Compensation Consultants
From time to time, we work with compensation consultants who assist in the design of various compensation plans and in the review of compensation levels and programs. Any compensation consultants retained for this purpose report directly to the Committee, which has the authority to approve the consultants’ fees and any other terms of engagement.
Limitation of Tax Deduction for Executive Compensation
Subject to certain exceptions, the Omnibus Budget Reconciliation Act of 1993 (“OBRA”) prohibits publicly traded companies from receiving a tax deduction on compensation paid to Named Executive Officers in excess of $1,000,000 annually. The Committee has not adopted a specific policy relating to OBRA. We consider the OBRA restrictions when structuring executive compensation programs. However, we believe that tax deductibility should not be the sole consideration in setting appropriate compensation for SCI’s senior management and maintaining management’s focus on the goal of increasing shareholder value. As such, we view OBRA as one of a number of factors that we consider in making compensation decisions.
2005 Chief Executive Officer Compensation

Base Salary
Mr. Thomas L. Ryan received a base salary of $800,000 in 2005. This amount reflects no base salary increase, following an adjustment in the prior year to approximate the 50th percentile of the Comparison Group, in recognition of the increased responsibilities with his promotion to Chief Executive Officer.

Annual Performance-Based Incentive Compensation
Mr. Ryan received an annual incentive for 2005 of $824,840, which was 103% of the target established by the Committee. The award was determined using the same factors used to award annual incentives for other Named Executive Officers, as described above. Mr. Ryan’s target annual incentive was set at the 50th percentile of target annual incentives of the Comparison Group.

Long-Term Incentive Compensation
In February 2006, Mr. Ryan received long-term incentive awards for 2005 performance as follows: 96,500 shares of restricted stock, stock options for 260,400 shares and 915,500 performance units. These target awards were established at approximately the Comparison Group 50th percentile.
COMPENSATION COMMITTEE
Alan R. Buckwalter, III (Chair)
Anthony L. Coelho
S. Malcolm Gillis
John W. Mecom, Jr.

CERTAIN INFORMATION WITH RESPECT TO OFFICERS AND DIRECTORS
Cash Compensation
The following table sets forth information for the three years ended December 31, 2005 with respect to the Chief Executive Officer and the four other most highly compensated executive officers of the Company. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the “Salary” and “Bonus” columns in the table.
Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

						Securities
					Restricted	Underlying	Long-Term
Name and				Other Annual	Stock	Stock	Incentive	All Other
Principal Position	Year	Salary	Bonus	Compensation(1)	Award(2)(3)	Options(2)	Payouts(4)	Compensation(5)

R. L. Waltrip	2005	$950,000	$979,498	$420,963	$578,488	189,400	$3,000,000	$223,564
Chairman of the Board	2004	986,538	492,860	345,628	498,960	150,200	0	428,759
	2003	980,269	1,581,750	535,806	597,520	102,000	0	43,779
Thomas L. Ryan	2005	800,000	824,840	85,974	795,160	260,400	2,200,000	341,971
President and Chief	2004	541,440	272,370	135,359	587,664	177,000	0	14,058
Executive Officer	2003	440,673	599,400	78,024	336,105	57,500	0	14,058
Michael R. Webb	2005	575,000	592,854	24,141	361,736	118,400	1,800,000	265,016
Executive Vice President	2004	466,058	233,460	27,371	338,184	101,900	0	18,000
and Chief Operating Officer	2003	416,153	566,100	23,496	271,600	46,000	0	17,957
Sumner J. Waring, III	2005	350,000	348,226	30,093	162,328	53,200	1,000,000	166,471
Senior Vice President,	2004	320,422	150,000	5,819	319,470	0	0	13,568
Major Market Operations	2003	273,808	241,080	6,626	149,710	25,500	0	13,346
Stephen M. Mack	2005	350,000	316,579	15,780	162,328	53,200	1,000,000	185,977
Senior Vice President,	2004	363,462	90,000	7,259	283,590	0	0	54,851
Middle Market Operations	2003	356,731	153,300	6,857	139,503	24,000	0	17,404

(1)	Includes the incremental cost of personal use of Company aircraft to the extent not reimbursed to the Company: Mr. R. L. Waltrip, $205,617 in 2005, $146,706 in 2004 and $180,950 in 2003; Mr. Ryan, $13,491 in 2005 and $15,074 in 2004; Mr. Webb, $17,841 in 2005, $20,592 in 2004 and $13,265 in 2003; Mr. Waring, $22,758 in 2005; Mr. Mack, $4,692 in 2005. Also includes $142,460 in 2005, $144,835 in 2004 and $130,413 in 2003 for security and transportation services provided for Mr. R. L. Waltrip. For 2005, the amounts also include $43,881 for foreign tax reimbursement and preparation and $25,168 for related gross up for Mr. Ryan. For each of Messrs. Webb, Waring and Mack, the aggregate of the executive’s perquisites and benefits in 2005 did not exceed the lesser of $50,000 or 10 percent of the total of the executive’s annual salary and bonus. In prior years, certain of the figures reported were calculated using a different cost method and differ from those reported here.

(2)	Awards of restricted stock and stock options set forth in the table for 2005, 2004 and 2003 reflect awards granted, respectively, in February 2006, February 2005 and February 2004.

(3)	At December 31, 2005, the number and value of unvested restricted stock holdings (including restricted stock awards made in February 2006) of the listed executives were as follows: Mr. R. L. Waltrip: 200,867 shares ($1,643,092); Mr. Ryan: 214,300 shares ($1,752,974); Mr. Webb: 119,367 shares ($976,422); Mr. Waring: 80,667 shares ($659,856) and Mr. Mack: 74,467 shares ($609,140). Dividends paid on SCI common stock will also be paid on restricted shares. The restricted shares vest 1/3 on each anniversary of the grant date and will vest 100% in the event of certain terminations or a change of control (as defined in the Amended 1996 Incentive Plan).

(4)	Consists of the payout in February 2006 of cash performance units previously awarded in February 2003 regarding the three year performance period ended December 31, 2005. For information concerning cash performance units awarded in February 2006, see the caption “Long-Term Incentive Plan: Performance Units” herein below.

(5)	Consists of the following for 2005: $204,115 for reimbursement of life insurance premium and related taxes (as described in “Other Compensation” below), $2,439 for term life insurance and $17,010 for Company contributions to the Company’s 401(k) plan for Mr. R. L. Waltrip; $858 for term life insurance, $13,860 for Company contributions to the Company’s 401(k) plan and $327,253 for Company contributions to the Executive Deferred Compensation Plan for Mr. Ryan; $1,757 for term life insurance, $17,010 for Company contributions to the Company’s 401(k) plan, and $246,248 for Company contributions to the Executive Deferred Compensation Plan for Mr. Webb; $248 for term life insurance, $13,860 for Company contributions to the Company’s 401(k) plan and $152,363 for Company contributions to the Executive Deferred Compensation Plan for Mr. Waring; $23,109 for reimbursement of life insurance premium and related taxes, $316 for term life insurance, $17,010 for Company contributions to the Company’s 401(k) plan and $145,542 for Company contributions to the Executive Deferred Compensation Plan for Mr. Mack.
Stock Options
The following table sets forth stock options granted in February 2006 for 2005 performance.

			% of Total
		Number of	Options
		SCI Shares	Granted to
		Underlying	Employees			Grant Date
		Options	in Year	Price Per	Expiration	Present
Name	Grant Date(1)	Granted(1)	of Grant	Share(2)	Date	Value(3)

R. L. Waltrip	02/07/06	189,400	11.82%	$8.240	02/07/14	$598,031
Thomas L. Ryan	02/07/06	260,400	16.25%	$8.240	02/07/14	822,213
Michael R. Webb	02/07/06	118,400	7.39%	$8.240	02/07/14	373,848
Sumner J. Waring, III	02/07/06	53,200	3.32%	$8.240	02/07/14	167,979
Stephen M. Mack	02/07/06	53,200	3.32%	$8.240	02/07/14	167,979

(1)	The stock options vest one-third on each anniversary of the grant date. Each option will also fully vest upon a change of control of the Company (as defined in the Amended 1996 Incentive Plan).

(2)	The exercise price for all grants is the market price at the date of grant.

(3)	The present value of the options is based on a present value model known as the “Black-Scholes option pricing model”. The choice of such valuation method does not reflect any belief by the Company that such a method, or any other valuation method, can accurately assign a value to an option at the grant date. The assumptions used for valuing the 2006 grants are: volatility rate of 38.80%; annual dividend yield of 1.5%; turnover rate of 3%; and risk free interest rate of 4.30%.
Aggregated Option Exercises in Last Fiscal Year and December 31, 2005 Option Values

			Number of Shares
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-The-Money Options at
	Acquired		December 31, 2005		December 31, 2005
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable(1)	Exercisable	Unexercisable(1)

R. L. Waltrip	0	NA	7,287,003	407,600	$12,802,690	$279,210
Thomas L. Ryan	0	NA	561,666	475,734	2,066,369	272,809
Michael R. Webb	0	NA	587,833	250,967	2,061,214	168,622
Sumner J. Waring, III	33,000	$111,393	78,500	70,200	384,883	22,865
Stephen M. Mack	50,000	$295,830	712,680	69,200	1,658,130	21,520

(1)	Includes stock options granted in February 2006.

Long-Term Incentive Plan: Performance Units
The following table shows information regarding cash performance units awarded the Named Executive Officers in February 2006 for 2005 performance.

			Estimated Future Payouts
			Under Non-Stock Price Based Plan(2)

	Number of		Threshold	Target	Maximum
Name	Units(1)	Performance Period	($)	($)	($)

R. L. Waltrip	665,800	1/1/06-12/31/08	$166,450	$665,800	$1,331,600
Thomas L. Ryan	915,500	1/1/06-12/31/08	228,875	915,500	1,831,000
Michael R. Webb	416,200	1/1/06-12/31/08	104,050	416,200	832,400
Sumner J. Waring, II	187,300	1/1/06-12/31/08	46,825	187,300	374,600
Stephen M. Mack	187,300	1/1/06-12/31/08	46,825	187,300	374,600

(1)	Each unit is valued at $1.00.

(2)	Actual payouts are a function of relative Total Shareholder Return (“TSR”) of SCI compared to TSR of a comparison group at the end of the three year period. The absolute TSR of SCI must be greater than zero and at or above the threshold target to trigger a payout. In 2006, the plan was simplified to pay out at threshold for achievement of minimum established targets, at target for expected level of performance and a maximum award of 200% for achieving 75th percentile or better performance, provided that no individual payout may exceed $3 million.
Retirement Plans

SCI Cash Balance Plan
The SCI Cash Balance Plan is a defined benefit plan which was amended effective January 1, 2001 such that the Company would not make any further contributions under the plan after 2000. Each participant in the plan has an account which, until December 31, 2000, was credited each year that a participant qualified with a Company contribution (based on annual compensation and years of benefit service) and interest. Plan accounts continue to accrue interest and, for 2005, interest for each account was credited at the annual rate of 3.78%.

Estimated Annual Benefits Payable at Age 65

Name	Annual Benefit

R. L. Waltrip	$118,852	(1)
Thomas L. Ryan	13,866	(2)
Michael R. Webb	28,712	(2)
Sumner J. Waring, III	11,739	(2)
Stephen M. Mack	47,323	(2)

(1)	Currently being paid.

(2)	The estimated annual benefit amount assumes no contributions being made to the plan after December 31, 2000 and assumes interest being credited only until age 65.
At retirement or termination, the participant may elect to receive his or her vested benefit as a lump sum distribution, a monthly payout or a rollover to an IRA or other tax qualified plan. Normal Retirement Age is defined in the SCI Cash Balance Plan as (1) the date upon which a member attains age 65 or (2) in the case of an employee who becomes a member of the SCI Cash Balance Plan after the age of 60, it will be the fifth anniversary of the date that such member became a participant.

Supplemental Executive Retirement Plan for Senior Officers
In 2000, the Company amended the Supplemental Executive Retirement Plan for Senior Officers (“SERP for Senior Officers”) effective January 1, 2001. Under the amendment, no additional benefits will accrue and no employees shall become eligible to participate in the plan after 2000.
The SERP for Senior Officers is a non-qualified plan which covers executive officers and certain regional operating officers, including the Named Executive Officers. Benefits under the SERP for Senior Officers do not consist of compensation deferred at the election of participants. The amounts of benefits under the plan were previously set by the Compensation Committee from time to time. The Compensation Committee previously set guidelines such that the annual benefits would generally equal a percentage (75% for the CEO and lesser percentages for the other officers) of a participant’s 1997 annual base salary and target bonus, with the benefits being reduced to the extent of the participant’s benefits under Social Security and the SCI Cash Balance Plan. The participant will be entitled at age 60 to the annual payment of the full amount of his benefit; if his employment terminates earlier than age 60, he will be entitled to the annual payment of the amount of his benefit multiplied by a fraction of which the numerator is the participant’s years of service and the denominator is the number of years from the participant’s hire date until he reaches age 60.
Benefit payments will be made in the form of 180 monthly installments commencing at the later of severance of employment or the attainment of age 55. Prior to retirement, if a participant dies or in the event of a change of control of the Company (as defined in the SERP for Senior Officers), the Company will promptly pay to each beneficiary or participant a lump sum equal to the present value of the benefit that the participant would have been entitled to receive if he had continued to accrue benefit service from the date of death or the date of the change of control to the date of his 65th birthday. Participants may elect to begin receiving monthly benefits at age 55, while still employed, provided the participant gives written notice at least twelve months prior to the attainment of age 55. Such installments will be reduced for early commencement to reasonably reflect the time value of money.
The table below sets forth benefits for the Named Executive Officers.
Annual Benefits under SERP for Senior Officers

	Estimated
	Annual Benefit
	at Age 60

R. L. Waltrip	$1,110,773	(1)
Thomas L. Ryan	18,968
Michael R. Webb	42,725
Sumner J. Waring III	— 0 —
Stephen M. Mack	72,583

(1)	This is Mr. R. L. Waltrip’s actual benefit which, pursuant to his election, is being paid in the form of monthly installments since January 1, 1995. During 2003, the Company prepaid to Mr. Waltrip the last 36 payments due to him under the plan.

Executive Deferred Compensation Plan
The Compensation Committee approved a new plan in 2005 for the purpose of providing a more competitive compensation package to be used for retention and recruitment of executive level talent. The addition of the supplemental retirement and deferred compensation plan for the Named Executive Officers below, the Chairman of the Board, and other officers allows for an annual retirement contribution of 7.5% and a performance based contribution targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of 2006. The percentages are applied to the combined eligible compensation of base salary and annual incentive bonus paid. The plan allows for individual deferral of base salary, annual incentive bonus awards, and long term incentives payable in cash (performance unit awards). In addition, the plan allows for the restoration of Company matching contributions that are currently prohibited in the Company’s 401(k) plan due to imposed tax limits on contributions to qualified plans. This plan is also available to senior level management positions with an annual retirement contribution of 5% and individual deferrals. For the initial year of the plan, a contribution was made on behalf of each officer representing 10% of their eligible compensation in the following amounts: $79,737 for Mr. Ryan, $68,346 for Mr. Webb, $46,000 for Mr. Waring, and $44,000 for Mr. Mack. In February 2006, the contributions for retirement and performance made to the plan for 2005 performance on behalf of the Named Executive Officers were as follows: $247,516 for Mr. Ryan, $177,902 for Mr. Webb, $106,363 for Mr. Waring and $101,542 for Mr. Mack.
Executive Employment Agreements

Employment Agreement with the Chairman of the Board
The Company has an executive employment agreement with Mr. R. L. Waltrip which expires December 31, 2006. The agreement provides for a base salary, which cannot be decreased but may be increased by the Compensation Committee in its sole discretion. As of March 21, 2006, the base salary for Mr. R. L. Waltrip was $950,000. The terms of the agreement also provide that Mr. R. L. Waltrip shall have the right to participate in bonus and other compensation and benefit arrangements.
In the event of termination of employment due to disability or death, Mr. R. L. Waltrip or his estate will be entitled to receive any accrued and unpaid salary or other compensation, a pro rata portion (based on the portion of the year elapsed at the date of termination) of the highest bonus he received in the preceding three years and continuation of welfare plan benefits for five years. If he is terminated without cause or he voluntarily terminates for specified reasons generally relating to a failure by the Company to honor the terms of the employment agreement (“Good Reason”), he will be entitled to continuation of compensation and certain other benefits for the remaining term of his employment agreement. In the event of a change of control of the Company (as defined in the agreement), Mr. R. L. Waltrip will be entitled to terminate his employment for Good Reason, or without any reason during the 30-day period beginning one year after the change of control (the “Window Period”), and receive a lump-sum payment equal to (a) any accrued and unpaid salary or other compensation plus (b) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the highest bonus he received in the preceding three years plus (c) an amount equal to five times his base salary plus his highest recent bonus; further, he will be entitled to continuation of welfare plan benefits for the remaining term of his employment agreement. Upon termination of Mr. R. L. Waltrip’s employment, he will be subject to a 10 year non-competition obligation; however, the Company will not be required to make any further payments to Mr. Waltrip for the non-competition obligation. If any payments under the executive employment agreement or under the benefit plans of the Company would subject Mr. R. L. Waltrip to any excise tax under the Internal Revenue Code, he will also be entitled to receive an additional payment in an amount such that, after the payment of all taxes (income and excise), he will be in the same after-tax position as if no excise tax had been imposed. In 2005, Mr. Waltrip’s agreement was modified to incorporate language requiring compliance with IRC §409A.

Other Named Executive Officers
The Company also has employment agreements with Messrs. Thomas L. Ryan, Michael R. Webb, Sumner J. Waring, III and Stephen M. Mack. These agreements have current terms expiring December 31, 2006. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Company’s decision to authorize renewal, the employment agreement will not be extended.
These agreements provide for base salaries, which cannot be decreased but may be increased by the Compensation Committee, and the right to participate in bonus and other compensation and benefit arrangements. As of March 21, 2006, the base salaries for Messrs. Ryan, Webb, Waring and Mack were $800,000, $575,000, $375,000 and $375,000, respectively.

In the event of termination of employment due to disability or death, the executive or his estate will be entitled to receive (i) his salary through the end of his employment term, and (ii) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the bonus the executive would have received if he had remained an employee through his employment term (“Pro Rated Bonus”). In the event of termination by the Company without cause, the executive will be entitled to receive salary (two years salary for Messrs. Ryan and Webb and one years salary for Messrs. Waring and Mack), Pro Rated Bonus and continuation of health benefits equal to the years of salary continuation noted above. In the event of a change of control of the Company (as defined in the agreements), the executive will be entitled to terminate his employment for certain specified reasons during the two years following the change of control, and receive (i) a lump-sum payment equal to a multiple of the sum of his annual salary plus his target bonus, which multiple is three for Messrs. Ryan and Webb and two for Messrs. Waring and Mack (ii) a prorated target bonus, and (iii) continuation of health benefits for three years for Messrs. Ryan and Webb and two years for Messrs. Waring and Mack. If any payments under the employment agreement or under the benefit plans of the Company would subject the executive to any excise tax under the Internal Revenue Code, the executive will also be entitled to receive an additional payment in an amount such that, after the payment of all taxes (income and excise), he will be in the same after-tax position as if no excise tax had been imposed. The agreements have incorporated language requiring compliance with IRC §409A.
Upon termination of his employment, each executive will be subject, at the Company’s option, to a non-competition obligation for a period of one year which the Company may extend for one additional year. If the Company elects to have the non-competition provisions apply, the Company will make payments to the executive during the non-competition period at a rate equal to his base salary at the time of termination, unless such termination was for cause or the executive terminates his employment (other than within twenty-four months after a change of control for certain specified reasons), in which case the executive will be bound by the non-competition provisions without the Company making the corresponding payments.
Other Compensation
Mr. R. L. Waltrip, Stephen M. Mack and certain other officers participate in the Split Dollar Life Insurance Plan, under which they are owners of life insurance policies. Mr. R. L. Waltrip’s policy provides a death benefit of $2,000,000 and Mr. Mack’s policy provides a death benefit of $500,000. In December of 2003, the Split Dollar Life Insurance policies of Messrs. Waltrip, Mack and certain other officers were changed to an arrangement whereby the individuals now pay the premiums and the Company provides a bonus to offset the premiums and related taxes. As part of the conversion to the Company bonus plan, the policies were restructured and allow the Company to receive its interest in the policies (representing the cumulative premiums paid by the Company prior to July 31, 2002).
Compensation of Directors
The compensation of directors is described under “Election of Directors — Director Compensation” herein above.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Board members who served on the Compensation Committee during 2005 were Messrs. Alan R. Buckwalter, III, Anthony L. Coelho, S. Malcolm Gillis, James H. Greer and John W. Mecom, Jr. No member of the Compensation Committee in 2005 or at present was or is an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company.
CERTAIN TRANSACTIONS
At the date of his resignation as an officer and director on February 9, 2005, Mr. B. D. Hunter had an employment agreement with the Company. In connection with the resignation, Company subsidiaries,

Mr. Hunter and a company of which Mr. Hunter is a principal (the Hunter company) agreed, among other things, that (i) his employment agreement was terminated, (ii) his stock options would continue in accordance with their terms, (iii) his restricted stock grant became vested in accordance with its terms, (iv) his units under the Company’s 2003 and 2004 performance unit plans became vested on a pro rata basis in accordance with their terms, and (v) he remained a participant in the Company cash bonus incentive plan for 2004. In addition, it was agreed, among other things, that the Hunter company will provide Mr. Hunter’s consulting services for a five year term during which the Hunter company will be paid $91,667 per month during the first thirty-six months and $50,000 per month during the remaining twenty-four months. In the last twenty-four month period, Mr. Hunter is not required to devote more than 20 hours per week performing consulting services. The consulting period may be extended up to three additional one-year periods at the option of the Company. During the consulting period, Mr. Hunter and the Hunter company are subject to non-competition obligations. Mr. Hunter will be reimbursed for all reasonable expenses in connection with his consulting services.
In April 2006, the Company paid Harris E. Loring, III, Vice President and Treasurer, $381,000 in consideration of the cancellation of his stock option to acquire 100,000 shares of SCI Common Stock at an exercise price of $4.40 per share. The Company granted the option to Mr. Loring in April 2001.
For 2005, SCI paid $123,355 in compensation to Mr. Kevin Mack in his capacity as an employee of the Company. Mr. Mack is the brother of Mr. Stephen M. Mack, Senior Vice President Middle Market Operations of the Company.
For 2005, SCI paid $142,555 in compensation to Mr. David Warren in his capacity as an employee of the Company. Mr. Warren is the stepson of Dr. Edward E. Williams, a director of the Company. Mr. Warren ceased being an employee of the Company effective in April 2006.
At the date of his resignation as Executive Vice President of the Company on January 18, 2000, Mr. W. Blair Waltrip had a three year employment agreement with the Company. In connection with the resignation, SCI modified Mr. W. Blair Waltrip’s employment agreement and agreed to provide Mr. W. Blair Waltrip, among other things, continuation of his Company stock options in accordance with their terms. In connection with the modification of the employment agreement, the Company elected to enforce Mr. W. Blair Waltrip’s post-employment non-competition obligations for the period from January 1, 2003 until December 31, 2005, during which the Company made non-competition payments of $475,000 per year. Pursuant to the foregoing, the Company paid to Mr. W. Blair Waltrip his final non-competition payments of $475,000 for 2005. Additionally, Mr. W. Blair Waltrip receives remuneration as a director of the Company.
In 1996, the family of Mr. Sumner James Waring, III, Senior Vice President Major Market Operations, sold its business to SCI. In the transaction, Mr. Waring’s father entered a noncompetition agreement under which the Company pays him $100,000 per year for ten years. Mr. Waring’s father also has a Consulting Agreement expiring in 2006 under which the Company paid him fees (and an automobile allowance) of $88,500 for 2005. In addition, Mr. Waring’s father and mother own a company that leases an office building to SCI under a lease expiring in 2006 and providing for rent of $65,500 in 2005 and $65,400 in 2006. Mr. Waring’s father and mother also own a company that leases funeral homes to SCI under a lease expiring in 2016, for which the Company paid rent of $200,000 in 2005.
Barrow, Hanley, Mewhinney & Strauss, Inc. (“BHMS”) is a holder of more than 5% of the outstanding shares of Common Stock of the Company. During 2005, BHMS was one of the investment managers of portfolios of independent trusts which hold funds collected from consumers in connection with preneed funeral sales and preneed cemetery sales. The process by which such portfolio managers are chosen and overseen is outlined above under the section entitled “Board of Directors — Board Committees — Investment Committee”. During 2005, BHMS managed on average approximately $161,180,000 for such trusts and was managing approximately $188,869,000 at the end of 2005. Such trusts are prohibited from investing in SCI stock or other SCI securities. For such services, the trusts paid fees of $383,596 to BHMS for 2005. It is expected that BHMS will continue to act as an investment manager for such trusts during 2006.

In 2005, Marsh & McLennan Companies, Inc. (“MMC”) was a holder of more than 5% of the outstanding shares of Common Stock of the Company. In 2005, Marsh Inc., a subsidiary of MMC, acted as agent for the Company in its purchase of aviation insurance at a gross premium of $151,795, from which MMC received a commission of $22,796. Further in 2005, the Company paid $71,727 to a subsidiary of MMC for quality assurance software and support.
VOTING SECURITIES AND PRINCIPAL HOLDERS
The table below sets forth information with respect to any person who is known to the Company as of March 21, 2006 to be the beneficial owner of more than five percent of the Company’s Common Stock.

	Amount
Name and Address	Beneficially		Percent
of Beneficial Owner	Owned		of Class

Barrow, Hanley, Mewhinney & Strauss, Inc.	31,473,480	(1)	10.6%
2200 Ross Avenue, 31st Floor
Dallas, Texas 75201-2761
FMR Corp., Fidelity Management & Research Company, Fidelity Leveraged Co. Stock Fund and
Edward C. Johnson, 3d	46,305,925	(2)	15.6%
82 Devonshire Street
Boston, Massachusetts 02109
Southeastern Asset Management, Inc., Longleaf Partners Small-Cap Fund and O. Mason Hawkins	15,543,300	(3)	5.2%
6410 Poplar Ave., Suite 900
Memphis, TN 38119
Vanguard Windsor Funds — Vanguard Windsor II Fund 23-2439135	26,080,100	(4)	8.8%
(“Windsor II”)
100 Vanguard Blvd
Malvern, Pennsylvania 19355

(1)	Based on a filing made by Barrow, Hanley, Mewhinney & Strauss, Inc. on February 7, 2006, which reported sole voting power for 806,080 shares, shared voting power for 30,667,400 shares, sole investment power for 31,473,480 shares and shared investment power for no shares. BHMS has informed the Company that the shares reported in the table as beneficially owned by BHMS include all 26,080,100 shares reported in the table as beneficially owned by Windsor II, for whom BHMS is an investment manager.

(2)	Based on a filing made by the named companies and person on February 14, 2006, which reported sole voting power for 3,253,425 shares, shared voting power for no shares, sole investment power for 46,305,925 shares and shared investment power for no shares.

(3)	Based on a filing made by the named companies and person on February 10, 2006, which reported sole voting power for no shares, shared voting power for 15,286,300 shares, sole investment power for 257,000 shares and shared investment power for 15,286,300 shares.

(4)	Based on a filing made by the named fund on February 13, 2006, which reported sole voting power for 26,080,100 shares, shared voting power for no shares, sole investment power for no shares and shared investment power for no shares. BHMS has informed the Company that the shares reported in the table as beneficially owned by BHMS include all 26,080,100 shares reported in the table as beneficially owned by Windsor II, for whom BHMS is an investment manager.

The table below sets forth, as of March 21, 2006, the amount of the Company’s Common Stock beneficially owned by each Named Executive Officer, each director and nominee for director, and all directors and executive officers as a group, based upon information obtained from such persons. Securities reported as beneficially owned include those for which the persons listed have sole voting and investment power, unless otherwise noted.

			Right to Acquire Ownership
	Shares		Under Options Exercisable	Percent
Name of Individual or Group	Owned		Within 60 Days	of Class

R. L. Waltrip	1,724,246	(1)	6,931,069	2.9%
Thomas L. Ryan	296,688		639,833	*
Michael R. Webb	227,056		637,132	*
Sumner J. Waring, III	201,716		87,000	*
Stephen M. Mack	109,751		720,680	*
Alan R. Buckwalter	46,987	(2)	—	*
Anthony L. Coelho	91,617		—	*
A. J. Foyt, Jr.	129,628	(3)	—	*
Malcolm Gillis	19,958		—	*
Victor L. Lund	71,111		—	*
John W. Mecom, Jr.	60,199		—	*
Clifton H. Morris, Jr.	104,227	(4)	—	*
W. Blair Waltrip	2,126,202	(5)	410,000	*
Edward E. Williams	229,222		—	*
Executive Officers and Directors as a Group (25 persons)	5,785,415		13,737,765	6.3%

*	Less than one percent

(1)	Includes 468,384 shares held in trusts under which Mr. R. L. Waltrip’s three children, as trustees, share voting and investment powers; Mr. R.L. Waltrip disclaims beneficial ownership of such shares. These shares are also included in the shares owned by Mr. W. Blair Waltrip. See Footnote (5). Also includes 530,133 shares held by trusts of which Mr. R. L. Waltrip is the trustee having sole voting and investment powers.

(2)	Includes 2,800 shares held by Mr. Buckwalter as custodian for family members. Mr. Buckwalter has sole voting and investment power for such shares and disclaims beneficial ownership of such shares.

(3)	Includes 17,885 shares held by Mr. Foyt as custodian for family members. Mr. Foyt has sole voting and investment power for such shares and disclaims beneficial ownership of such shares. Also includes 200 shares owned by Mr. Foyt’s wife.

(4)	Includes 4,034 shares owned by Mr. Morris’ wife. Mr. Morris disclaims beneficial ownership of such shares.

(5)	Includes 152,204 shares held in a trust for the benefit of Mr. W. Blair Waltrip, 1,072,224 shares held in trusts under which Mr. W. Blair Waltrip, his brother and his sister are trustees and have shared voting and investment power and for which Mr. W. Blair Waltrip disclaims 2/3 beneficial ownership. Also includes 105,357 shares held by other family members or trusts, of which shares Mr. W. Blair Waltrip disclaims beneficial ownership. Of the shares attributable to the trusts, 468,384 shares are also included in the shares owned by Mr. R. L. Waltrip. See Footnote (1). Also includes 90,000 shares held by a charitable foundation of which Mr. W. Blair Waltrip is President.

REPORT OF THE AUDIT COMMITTEE
The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities to ensure the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent accountant’s qualifications, independence and performance and the performance of the Company’s internal audit function. The Audit Committee’s functions are detailed in the section entitled “Board of Directors — Board Committees — Audit Committee” above. The Audit Committee Charter is available for viewing on the SCI’s home page, www.sci-corp.com, and is also available in print to any shareholder who requests it.
Each member of the Audit Committee is independent and financially literate, as defined by the New York Stock Exchange rules, and is limited to serving on no more than three audit committees. The Board of Directors has appointed, and the Audit Committee has acknowledged, Mr. Victor L. Lund, Chairman of the Audit Committee, as the Audit Committee Financial Expert as defined by the rules of the Securities and Exchange Commission.
The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with the independent accountants. Specifically, the Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as modified or supplemented. The Committee received a written disclosure letter from the Company’s independent accountants as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified and supplemented. The Committee has also reviewed the independence of the independent accountants considering the compatibility of non-audit services with maintaining their independence from the Company. Based on the preceding review and discussions contained in this paragraph, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2005 fiscal year for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE:
Victor L. Lund, Chair
Alan R. Buckwalter, III
Malcolm Gillis
Edward E. Williams
PROPOSAL TO APPROVE THE SELECTION OF INDEPENDENT ACCOUNTANTS
The Audit Committee of the Board of Directors of the Company has recommended PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to serve as the independent accountants for the Company for the fiscal year ending December 31, 2006. PricewaterhouseCoopers and its predecessors have audited the Company’s accounts since 1993. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions at such meeting. The Audit Committee wishes to submit the selection of PricewaterhouseCoopers for shareholders’ approval at the Annual Meeting. If the shareholders do not give approval, the Audit Committee will reconsider its selection.
Audit Fees and All Other Fees
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy permits the Audit Committee to grant pre-approval for specifically defined audit and non-audit services. All of the fees set forth below were pre-approved by the Audit Committee.

Audit Fees
Fees for audit services were $7,012,848 in 2005 and $6,651,942 in 2004, including fees associated with the annual audit, for compliance with Section 404 of the Sarbanes-Oxley Act and the reviews of the Company’s quarterly reports on Form 10-Q.

Audit Related Fees
There were no fees for audit related services in 2005 and 2004.

Tax
Fees for tax services, including tax compliance, tax advice and tax planning, were $243,182 in 2005 and $207,450 in 2004. Fees for tax services in both years were primarily related to compliance work in the Company’s international operations.

All Other Fees
Fees for all other services not described above were approximately $3,198 in 2005 and $2,800 in 2004. Amounts for both years were for research database licensing fees.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY.
PROPOSAL TO APPROVE THE AMENDED AND RESTATED DIRECTOR FEE PLAN
The Board of Directors has adopted the Service Corporation International Amended and Restated Director Fee Plan (the “Fee Plan”), subject to shareholder approval. Consistent with the Company’s desire to provide a competitive director compensation program, the Fee Plan provides for the payment of annual retainer fees to non-employee directors in shares of Common Stock or deferred Common Stock units instead of cash. The total number of shares of Common Stock under the Fee Plan is 1,200,000. This represents an increase of 500,000 shares above the 700,000 shares authorized by the current Director Fee Plan. The Board of Directors recommends that shareholders vote in favor of adopting the Fee Plan. The following summary description of the Fee Plan is qualified in its entirety by reference to the full text of the Fee Plan, which is attached to this Proxy Statement as Annex A.
Eligibility
Each non-employee director (a “director”) of the Board of Directors of the Company shall be eligible for participation in the Fee Plan.
Payments under the Fee Plan
The Fee Plan shall, from the first payment date in 2006, provide the mechanism by which each director of the Board receives the annual retainer for serving on the Board. The annual retainer shall be 10,000 shares of Company Common Stock. The amount of meeting fees payable in cash by the Company to each non-employee director will be established from time to time by the Board of Directors.
The annual retainer fee shall be paid on the day of the annual shareholders meeting. If approved by the shareholders, the first such payment under the Fee Plan will occur on May 11, 2006. The annual retainer fee shall be paid in the form of shares of Common Stock, unless the director makes a timely deferral election to have such amounts paid in the form of deferred Common Stock units (“Units”). Each payment of Common Stock or Units will be fully vested. Prior to December 31 of the calendar year immediately proceeding the applicable April 1 to March 31 annual retainer period, each director shall elect to have such payment of annual retainer fees made in shares of Common Stock or Units. Failure to elect a deferral of the annual retainer fees by a director in any year shall result in the annual retainer fees being paid in shares of Common Stock in such year.
If a director elects to receive payment of the annual retainer fees in Units, an account or accounts will be established with the Company in the name of such director. The account or accounts will be credited with the hypothetical number of Units. As of the Company’s cash dividend payment dates, each director’s account will be credited with the whole number of shares of Common Stock (rounded up) that could be purchased, based on the fair market value of the Common Stock on the record date for such cash dividend, with an amount equal to the cash dividends that would be payable on the number of shares of Common Stock that equals the number of Units in the director’s account. The number of Units in a director’s account will also be adjusted by the Board of Directors in its sole discretion in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin off, reorganization, partial or complete liquidation or any other corporate transaction or event having an effect similar to any of the foregoing.
Distribution of a Director’s Account
Distribution of a director’s account to a director is intended to begin after termination of service as a director, whether through retirement or otherwise, unless a director has indicated in such director’s annual election a specified date for such distribution to occur. If a director has selected the distribution of the director’s account to begin after termination of service as a director, distributions shall commence on June 15 following termination, unless such distribution is required to be delayed under IRC 409A, in which case such distribution shall commence at the time this statutory delay has expired. In each annual election, a director shall elect the manner of distributions from the director’s account for that annual election, which election shall be either (a) in a single lump sum payment or (b) in approximately equal annual installments over a period of 10 years. A failure to timely make such election shall result in a single lump sum payment with respect to that annual election.
Distributions from a director’s account shall be made in accordance with the director’s annual elections; provided, however, that solely with respect to amounts credited to a director’s unit account as of December 31, 2004 (plus earnings thereon), the Board of Directors may determine that distributions should be made at different times or in a different manner. A director may request that the time or manner of distribution selected in a previously executed annual election be changed. With respect to amounts credited to the director’s account as of December 31, 2004 (plus earnings thereon), any such change request must be submitted to the Board of Directors no later than December 31 of the year prior to the year in which the change is to be made, must set forth the reason for such change, and is subject to approval by the Board of Directors in its sole and absolute discretion. With respect to amounts credited to a director’s account on or after January 1, 2005, any such change request must comply with the following: (i) such election may not take effect until at least twelve months after the date on which the election is made, (ii) the distribution must be deferred for at least five years from the date the distribution otherwise would have been paid, and (iii) such election may not be made less than twelve months before the date the distribution is otherwise scheduled to be paid.
Other Provisions
A director shall not be deemed for any purpose to be, or have any rights as, a stockholder of the Company with respect to any Common Stock issued under the Fee Plan until such director shall have become the holder of record of such Common Stock.
The Fee Plan will be administered by the Board of Directors. The Board of Directors shall have full power and authority to construe, interpret and administer the Fee Plan and its decisions shall be final, conclusive and binding on all parties. The Board of Directors may terminate the Fee Plan or amend it at any time.
The Board of Directors, in its sole discretion, may make adjustments in the maximum number of shares of Common Stock available under the Fee Plan to account for any stock dividend, stock split, or other similar capital adjustment.

Other Information
Based on the $8.10 per share closing price of the Company’s Common Stock as of March 21, 2006, each non-employee director will receive 10,000 shares of Company Common Stock with a fair market value of $81,000 for the director’s 2006 annual retainer fee, resulting in an aggregate payment to the Company’s non-employee directors of 90,000 shares with a value of $729,000.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE ADOPTION OF THE AMENDED AND RESTATED DIRECTOR FEE PLAN.
OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that all required Form 3, 4 and 5 reports for transactions occurring in 2005 were timely filed, except that Mr. Anthony L. Coelho, a director, filed late one Form 4 in 2005 reporting one transaction in 2005.
Proxy Solicitation
In addition to solicitation by mail, further solicitation of proxies may be made by mail, facsimile, telephone or oral communication following the original solicitation by directors, officers and regular employees of the Company who will not be additionally compensated therefor, or by its transfer agent. The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation material regarding the Annual Meeting to beneficial owners. In addition, the Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies from shareholders generally in connection with the Annual Meeting of Shareholders. Such solicitations may be by mail, facsimile, telephone or personal interview. The fee of such firm is not expected to exceed $12,000 plus reimbursement for reasonable expenses.
Other Business
The Board of Directors of the Company is not aware of other matters to be presented for action at the Annual Meeting of Shareholders; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment.
Submission of Shareholder Proposals
Any proposal to be presented by a shareholder at the Company’s 2007 Annual Meeting of Shareholders scheduled to be held on May 10, 2007 must be received by the Company by December 18, 2006, so that it may be considered by the Company for inclusion in its proxy statement relating to that meeting.

Pursuant to the Company’s Bylaws, any holder of Common Stock of the Company desiring to bring business before the Company’s 2007 Annual Meeting of Shareholders scheduled to be held on May 10, 2007 in a form other than a shareholder proposal in accordance with the preceding paragraph must give advance written notice in accordance with the Bylaws that is received by the Company, addressed to the Secretary, no earlier than January 11, 2007 and no later than January 31, 2007. Any notice pursuant to this or the preceding paragraph should be addressed to the Secretary of the Company, 1929 Allen Parkway, P.O. Box 130548, Houston, Texas 77219-0548.
To avoid unnecessary expense, please return your proxy regardless of the number of shares that you own. Simply date, sign and return the enclosed proxy in the enclosed business reply envelope. Thank you.
Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548
April 17, 2006

ANNEX A
SERVICE CORPORATION INTERNATIONAL
AMENDED AND RESTATED DIRECTOR FEE PLAN

1.	PURPOSE
This Service Corporation International Amended and Restated Director Fee Plan (the “Plan”) is hereby established by Service Corporation International (the “Company”) to enable the Company to pay part of the compensation of its directors in shares of the Company’s common stock, par value $1.00 per share (“Stock”).

2.	ELIGIBILITY
Each non-employee director (a “Director”) of the Board of Directors of the Company (the “Board”) shall be eligible for participation in the Plan.

3.	ADMINISTRATION
The Board shall have full power and authority to construe, interpret and administer the Plan. Decisions of the Board shall be final, conclusive and binding on all parties.

4.	DIRECTOR FEE PAYMENTS
4.1 The annual retainer shall be 10,000 shares of Company Stock. Meeting fees for Board and committee meetings payable by the Company to each Director shall be established from time to time by the Board. The annual retainer fees shall be payable to each Director for service as a director from April 1 of any year through March 31 of the following year.
4.2 The annual retainer fee shall be paid on the day of the annual shareholders meeting (the “Payment Date”). The annual retainer fee shall be paid in the form of shares of Stock unless the Director makes a timely deferral election to have such amounts paid in the form of deferred stock units (“Units”). Each payment of Stock or Units will be fully vested. Prior to December 31 of the calendar year immediately preceding the applicable April 1 — March 31 annual retainer period, each Director shall elect (the “Annual Election”) to have such payment of annual retainer fees made in shares of Stock or Units. Failure to elect a deferral of the annual retainer fees by a Director in any year shall result in the annual retainer fees being paid in shares of Stock in such year.
4.3 If a Director elects to receive payment of annual retainer fees in Units, an account or accounts (a “Director’s Unit Account”) will be established with the Company in the name of such director. Such Director’s Unit Account will be credited with the hypothetical number of Units. As of each of the Company’s cash dividend payment dates, each Director’s Unit Account shall be credited with the whole number of shares of Stock (rounded up) that could be purchased, based on the Fair Market Value of the Stock on the record date for such cash dividend, with an amount equal to the cash dividends that would be payable on the number of shares of Stock that equals the number of Units in the Director’s Unit Account. The number of Units in a Director’s Unit Account shall also be adjusted by the Board in its sole discretion to recognize the effect that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation or any other corporate transaction or event having an effect similar to any of the foregoing. “Fair Market Value” on any date shall mean the average of the high and low sale prices of the Stock on the principal securities exchange on which the Stock is listed, or if not so listed, on the principal securities market on which the Stock is traded.

5.	DISTRIBUTION
5.1 Distribution of a Director’s Unit Account to a Director is intended to begin after termination of service as a director, whether through retirement or otherwise, unless a Director has indicated in such Director’s Annual Election a specified date for such distribution to occur. If a Director has selected the distribution of the Director’s Unit Account to begin after termination of service as a director, distributions shall commence on June 15 following a Director’s termination of service, unless such distribution is required to be delayed under IRC 409A, in which case such distribution shall commence at the time this statutory delay has expired.
5.2 In each Annual Election, a Director shall elect the manner of distributions from the Director’s Unit Account for that Annual Election, which election shall be either (a) in a single lump sum payment or (b) in approximately equal annual installments over a period of 10 years. A failure to timely make such election shall result in a single lump sum payment with respect to that Annual Election.
5.3 Distributions from a Director’s Unit Account shall be made in whole shares of Stock based on the number of shares equal to the whole number of Units credited to the Director’s Unit Account. No fractional shares shall be distributed and any account balance remaining after a distribution of Stock shall be paid in cash.
5.4 Distributions from a Director’s Unit Account shall be made in accordance with the Director’s Annual Elections (provided, however, that solely with respect to amounts credited to a Director’s Unit Account as of December 31, 2004 (plus earnings thereon), the Board may determine that distributions should be made at different times or in a different manner). A Director may request that the time or manner of distribution selected in previously executed Annual Elections be changed. Solely with respect to amounts credited to a Director’s Unit Account as of December 31, 2004 (plus earnings thereon), any such request must be submitted to the Board no later than December 31 of the year prior to the year in which the change in the time or manner of distribution is to be made, must set forth the reason for such change, and is subject to approval by the Board in its sole and absolute discretion. With respect to all amounts credited to a Director’s Unit Account on/after January 1, 2005, any request by a Director to change the time/manner of such previously selected distribution must comply with the following:

(i) such election may not take effect until at least twelve (12) months after the date on which this election is made;

(ii) the distribution must be deferred for at least five (5) years from the date the distribution otherwise would have been paid; and

(iii) such election may not be made less than twelve (12) months before the date the distribution is otherwise scheduled to be paid.

6.	RIGHTS AS A STOCKHOLDER
A Director shall not be deemed for any purpose to be, or have any rights as, a stockholder of the Company with respect to any Stock issued under this Plan until such Director shall have become the holder of record of such Stock.

7.	CONTINUATION OF DIRECTORS IN SAME STATUS
Nothing in this Plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that a Director will have any right to continue as a Director or in any other capacity for any period of time or receive a particular fee or other compensation for services as a Director or otherwise.

8.	SHARES SUBJECT TO THE PLAN
8.1 Subject to adjustment as provided in Section 8.2 hereof, the aggregate number of shares of Stock which may be issued or deferred under the Plan shall not exceed 1,200,000 shares. Shares of Stock to be issued under the Plan may be authorized but unissued Stock or Stock from issued shares of Stock reacquired by the Company and held in treasury.

8.2 The Board may make or provide for such adjustments in the maximum number of shares of Stock specified in Section 8.1 hereof or such other adjustments as the Board in its sole discretion may determine are appropriate to recognize the effect that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation or any other corporate transaction or event having an effect similar to any of the foregoing.

9.	TERMINATION AND AMENDMENTS
The Board of Directors may terminate the Plan at any time or from time to time amend the Plan; provided, however, that in no event shall amounts become distributable under the Plan except as set forth in each Director’s Annual Election Form or until the Director terminates his services as a director.

10.	COMPLIANCE WITH APPLICABLE LEGAL REQUIREMENTS
No certificate for shares of Stock distributable pursuant to the Plan shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements, including, without limitation, compliance with the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of the exchanges on which the Stock may, at the time, be listed.

11.	TERM OF THE PLAN
The Plan shall be effective as of the date it is approved by the stockholders. This Plan shall remain in effect until terminated by action of the Board or the stockholders of the Company.

12.	RULE 16B-3 COMPLIANCE
It is the intention of the Company that all transactions under the Plan be exempt from liability imposed by Section 16(b) of the Securities Exchange Act of 1934, as amended. Therefore, if any transaction under this Plan is found not to be in compliance with an exemption from such Section 16(b), then the provision of the Plan governing such transaction shall be deemed amended so that the transaction does comply and is so exempt, to the extent permitted by law and deemed advisable by the Board, and in all events the Plan shall be construed in favor of meeting the requirements of an exemption.
Adoption:
Board of Directors Meeting held November 9, 2005.

Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548

ò DETACH PROXY CARD HERE ò

Please mark, sign, date and
return this proxy promptly	☒
using the enclosed envelope.	Votes MUST be indicated
(x) in Black or Blue ink.

1.	ELECTION OF DIRECTORS. (The Board recommends a vote FOR all of the nominees).	FOR	AGAINST	ABSTAIN

FOR ALL	☐	WITHHOLD FOR ALL	☐	*EXCEPTIONS	☐	2.	Approval of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants	☐	☐	☐
							for fiscal 2006. (The Board recommends a
Nominees:	R.L. Waltrip, Anthony L. Coelho,						vote FOR this proposal).
	A.J. Foyt, Jr. and Edward E. Williams
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions:						3.	Approval of a proposal to approve the Amended and Restated Director Fee Plan. (The Board recommends a vote FOR this proposal).	☐	☐	☐
							To change your address, please mark this box.			☐
							Indicate change on the reverse side.			☐

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement
Please sign exactly as the name appears hereon. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.

Date	Share Owner sign here	Co-Owner sign here

SERVICE CORPORATION INTERNATIONAL

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For The Annual Meeting of Stockholders May 11, 2006

The undersigned hereby appoints Thomas L. Ryan, Jeffrey E. Curtiss and James M. Shelger, and each or any of them as attorneys, agents and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of Service Corporation International (the “Company”) to be held in the Newmark Group Auditorium, American Funeral Service Training Center, 415 Barren Springs Drive, Houston, Texas 77090 on Thursday, May 11, 2006, at 10:00 a.m., Houston time, and any adjournment(s) thereof, and to vote thereat the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present as indicated below and on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of directors, FOR approval of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants and FOR a proposal to approve the Amended and Restated Director Fee Plan.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Change of Address
________________________
________________________	SERVICE CORPORATION INTERNATIONAL
________________________	P.O. BOX 11270 NEW YORK, N.Y. 10203-0270

(Continued and to be dated and signed on the reverse side.)